EXHIBIT 99.1

Air Methods Provides Update on Preliminary January Volumes

DENVER, Feb. 07, 2017 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, today reported preliminary patient transport and tourism passenger data for the month of January 2017.

Air Medical	Jan-17	Jan-16	YOY Change (%)
Transports	4,919	5,219	-5.7%
Transports + Weather Cancellations	8,347	7,564	10.4%
Same-Base Transports (SBTs)	4,237	4,779	-11.3%
SBT + Weather Cancellations	7,330	7,042	4.1%
Tourism	Jan-17	Jan-16	YOY Change (%)
Passengers	34,211	29,591	15.6%

Aaron Todd, CEO of Air Methods, stated, “Patient transports were impacted negatively by weather in January. As a percent of requests, weather cancellations represented 29.1% of requests, the highest for any month over the past six years. On an encouraging note, same-base requests grew slightly (0.1%) after declining in the prior eight months.”

About Air Methods Corporation
Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation. The Air Medical Services Division is the largest provider of air medical transport services in the United States. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provide helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. Air Methods’ fleet of owned, leased or maintained aircraft features approximately 500 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are “forward-looking statements”, including statements we make with regard to preliminary results of (i) total transports, (ii) same-base transports,  (iii) weather cancellations, (iv) tourism passengers, and (v) same-base requests for January 2017 are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the Company’s completion of its first quarter closing and review procedures and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Peter P. Csapo, Chief Financial Officer, (peter.csapo@airmethods.com). Please contact Christina Brodsly Ward at (Christina.brodsly@airmethods.com) to be included on the Company’s e-mail distribution list.